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CONTACTS

EpiCept Corporation: 777 Old Saw Mill River Road Tarrytown, NY 10591 Robert W. Cook (914) 606-3500 rcook@epicept.com	Media Contact Feinstein Kean Healthcare Greg Kelley (404) 836-2302 gregory.kelley@fkhealth.com

EpiCept Reports Second Quarter 2013 Operating and Financial Results

Special August 6 Stockholder Meeting to Approve Final Conditions to Merger with Immune Pharmaceuticals

TARRYTOWN, N.Y. (August 1, 2013) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced operating and financial results for the three and six months ended June 30, 2013, and provided an update on the Company’s upcoming merger with Immune Pharmaceuticals, Ltd. (Immune).

Robert Cook, Interim President and CEO of EpiCept, commented, “Our excitement about the merger between EpiCept and Immune is growing as we get closer to the stockholder vote on August 6 and to the closing of the merger transaction shortly after obtaining stockholder approval. We believe the combination of our companies will benefit both sets of shareholders and will in particular provide EpiCept’s stockholders with a great opportunity to participate in the antibody therapeutics sector, one of the most dynamic in the biotech industry. We look forward to our transition into a new company, Immune Pharmaceuticals, Inc, focused on these cutting-edge products.”

Mr. Cook added, “We are very pleased with the results of the vote to date with more than 93% of the votes cast so far in favor of the proposals. We fully anticipate that our Special Meeting of Stockholders on August 6 will result in our meeting the final conditions to the closing of this important transaction.”

Merger Update

In November 2012, following the approval of the companies’ respective boards of directors, EpiCept signed a merger agreement with Immune Pharmaceuticals Ltd., a private company based in Herzliya-Pituach, Israel and New York, NY. The terms of the merger agreement provide that, upon the closing of the transaction, EpiCept will issue shares of its common stock to Immune shareholders in exchange for all outstanding shares of Immune and issue options and warrants to purchase shares of its common stock in exchange for certain options and warrants to purchase shares of Immune. EpiCept stockholders will own approximately 19% of the combined company and Immune shareholders will own approximately 81%, calculated on an adjusted fully diluted basis. The merger ratio initially excludes the exercise or conversion of certain EpiCept options and warrants whose exercise/conversion prices equal or exceed $0.60 per EpiCept share.

EpiCept mailed a definitive proxy in June 2013 to its stockholders seeking approval for a reverse stock split of 1:40. The reverse split should cause an increase in the price per share of EpiCept's common stock, and will support EpiCept’s near term goal of relisting its shares on a U.S. national securities exchange. EpiCept is also seeking approval for a change in the name of the company to Immune Pharmaceuticals, Inc. (IPI). The companies currently anticipate that following receipt of stockholder approval the merger transaction will close during August 2013.

Financial Condition

EpiCept had approximately $0.2 million in cash and cash equivalents as of June 30, 2013. In addition, EpiCept’s lender has restricted $0.6 million of the Company’s cash, with which EpiCept is required to make monthly interest payments on its senior secured term loan. The Company received $0.5 million of net cash from Immune during the first six months of 2013 through the issuance of approximately 3.8 million shares of EpiCept common stock and an additional $0.6 million by entering into a loan pursuant to the merger agreement with Immune.

Immune has raised $4.1 million since the beginning of 2013 in order to fund the associated merger costs and the on-going operations of both Immune and EpiCept through the merger closing. IPI intends to obtain funding to support approximately 18 months of operations.

EpiCept’s obligations under its outstanding loan with MidCap Financial LLC are expected to be assumed by IPI upon or shortly after the merger closing. EpiCept and Immune have agreed to indicative terms and conditions offered by MidCap Financial related to the loan’s restructure. In July 2013, EpiCept and MidCap executed a Second Amendment to the Loan and Security Agreement in which the parties agreed that interest payments will continue to be made monthly and one half of the cash escrow will be returned to EpiCept upon the favorable stockholder vote to approve the final conditions to the closing of the merger. Any past defaults under the loan agreement have been waived and principal payments on the existing loan will begin September 1, 2013 if the agreement restructuring the loan has not been completed.

Product Pipeline

Following the completion of the merger, IPI’s product portfolio will consist of the following products:

●

Bertilimumab - a first in class monoclonal antibody (mAb) that targets eotaxin-1, a small protein that attracts and activates several sub-classes of immune cells, which are white blood cells that play a role in the development of several inflammatory diseases, including Crohn’s Disease, ulcerative colitis, severe asthma and bullous pemphigoid, a dermatological auto-immune orphan condition with high unmet medical need. Eotaxin-1 has been shown to correlate with the severity of those diseases, which allows for selection of patients based on eotaxin-1 levels, a major step toward treatment personalization. Immune is currently initiating a multi-national Phase II trial of bertilimumab for the treatment of ulcerative colitis, and plans to initiate in late 2013 a Phase II trial for the treatment of bullous pemphigoid. Data from these trials is expected to report during 2014.

●

NanomAbs - an antibody drug conjugate (ADC) platform designed to deliver cancer drugs specifically to tumor cells thereby improving efficacy and reducing off-target undesirable effects. Immune intends to continue development of its own candidates as well as to enter into partnerships where it will incorporate the partner’s chemotherapeutic drug into the NanomAbs and/or power the partner’s antibody with a drug-loaded nano-particle.

●

AmiKet™ - a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affects more than 15 million people in the U.S. IPI will continue EpiCept’s efforts to out license the product candidate for Phase III development and commercial marketing for the treatment of chemotherapy-induced peripheral neuropathic pain (CIPN) and possibly other peripheral neuropathies. AmiKet has obtained Fast Track status for the treatment of CIPN and is eligible for an FDA Special Protocol Assessment. AmiKet has also been granted orphan drug status for the treatment of post-herpetic neuralgia.

●

Crolibulin - a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010 the National Cancer Institute initiated a Phase Ib/II trial for crolibulin to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer. The Phase I safety portion of the trial completed in early 2013, and the results were presented at the May 2013 ASCO meeting in Chicago. Immune believes that crolibulin may be a candidate for use with its NanomAb technology.

IPI will have dual headquarters in Herzliya-Pituach, Israel and in the New York City area, with research laboratories in Rehovot, Israel.  Daniel Teper, PharmD, Chief Executive Officer of Immune Pharmaceuticals Ltd., will be IPI’s Chairman and CEO. Dr. David Sidransky, Director of Head and Neck Research Division, Professor of Oncology at the Johns Hopkins School of Medicine, and a former Vice Chairman of the Board of Directors of ImClone Systems, will be the Vice Chairman of the Board. The board of directors of the combined company will consist of Dr. Daniel Teper, Dr. David Sidransky, the remainder of the current board of directors of Immune, which consists of Herve de Kergrohen, Isaac Kobrin, Pierre Albouy and Ana Stancic, and Robert W. Cook, EpiCept’s current Interim President, Chief Executive Officer and Chief Financial Officer, who will also serve as the Chief Financial Officer of IPI. IPI plans to assume EpiCept’s common stock listings on the OTCQX and on the NASDAQ OMX Stockholm Exchange.

Financial and Operating Highlights

EpiCept’s net loss attributable to common stockholders for the second quarter of 2013 was $1.7 million, or $0.01 per share, compared with net income attributable to common stockholders of $2.2 million, or $0.03 per share, for the second quarter of 2012. The net income attributable to common stockholders for the second quarter of 2012 included $0.8 million of deemed dividends on convertible preferred stock. EpiCept’s net loss attributable to common stockholders for the six months ended June 30, 2013 was $2.8 million, or $0.03 per share, compared with a net loss attributable to common stockholders of $2.5 million, or $0.03 per share, for the six months ended June 30, 2012. The net loss attributable to common stockholders for the six months ended June 30, 2012 included $1.9 million of deemed dividends on convertible preferred stock.

Second Quarter and Six Months 2013 vs. Second Quarter and Six Months 2012

Revenue

The Company recognized revenue of $0.1 million and $6.6 million during the second quarters of 2013 and 2012, respectively. The Company recognized revenue of $0.5 million and $6.8 million during the six months ended June 30, 2013 and 2012, respectively. For the second quarter of 2013, revenue consisted primarily of the recognition of license fee payments previously received from the Company’s partners. For the second quarter of 2012, revenue consisted primarily of license fee payments and product revenue from the sale of the Company’s rights to Ceplene® to Meda AB.

Cost of Goods Sold

Cost of goods sold in the second quarter of 2013 and 2012 was zero and $0.4 million, respectively, consisting solely of the cost for Ceplene® inventory sold during the quarter.

Selling, General and Administrative (SG&A) Expense

SG&A expense in the second quarter of 2013 decreased by 36%, or $0.5 million, to $0.9 million from $1.4 million in the second quarter of 2012. The decrease was primarily attributable to lower salary and salary related expenses as the result of a reduction in staff and lower consulting expenses. SG&A expense in the six months ended June 30, 2013 decreased by 39%, or $1.1 million, to $1.7 million from $2.8 million in the six months ended June 30, 2012. The decrease was primarily attributable to lower salary and salary related expenses as the result of a reduction in staff and lower consulting expenses. The Company expects general and administrative expenses to remain at approximately current levels through the close of the merger with Immune.

Research and Development (R&D) Expense

R&D expense in the second quarter of 2013 decreased by 30%, or $0.3 million, to $0.7 million from $1.0 million in the second quarter of 2012. This decrease was primarily related to lower clinical trial expenses in connection with the sale of EpiCept’s rights to Ceplene® in Europe and certain Pacific Rim countries in June 2012. R&D expense in the six months ended June 30, 2013 decreased by 57%, or $1.3 million, to $1.0 million from $2.3 million in the six months ended June 30, 2012. This decrease was primarily related to lower clinical trial expenses in connection with the sale of EpiCept’s rights to Ceplene® in Europe and certain Pacific Rim countries in June 2012 and lower salary and salary related expenses as the result of a reduction in staff. The Company expects R&D expense to remain at approximately current levels through the close of the merger with Immune.

Other Income (Expense)

Other income (expense) in the second quarter of 2013 amounted to net expense of $0.2 million compared with net expense of $0.9 million in the second quarter of 2012. Other income (expense) in the six months ended June 30, 2013 amounted to net expense of $0.4 million compared with net expense of $1.9 million in the six months ended June 30, 2012. The primary component of other expense in 2013 was interest expense related primarily to the Company’s senior secured term loan. The primary components of other expense in 2012 were warrant amendment expense of $0.9 million, interest expense of $0.7 million related primarily to the Company’s senior secured term loan and a foreign exchange loss of $0.3 million.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company's pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company's product Ceplene®, when used concomitantly with low-dose IL-2, is intended as remission maintenance therapy in the treatment of AML for adult patients who are in their first complete remission. The Company sold all of its rights to Ceplene® in Europe and certain Pacific Rim countries and a portion of its remaining Ceplene® inventory to Meda AB in June 2012. Ceplene® is licensed to MegaPharm Ltd. to market and sell in Israel and EpiCept has retained its rights to Ceplene® in all other countries, including countries in North and South America. The Company has other oncology drug candidates in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

About Immune Pharmaceuticals Ltd.

Immune Pharmaceuticals Ltd. is an Israel- and U.S.-based biopharmaceutical company focused on the development of next-generation antibody therapeutics to address unmet medical needs in the treatment of inflammatory diseases and cancer. Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed exclusive worldwide rights to bertilimumab in 2006 from MedImmune Limited (formerly known as Cambridge Antibody Technology Limited), the global biologics unit of AstraZeneca. Additionally, Immune has licensed from Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem, injectable applications of the antibody nanoparticle conjugate technology (NanomAbs®) developed by Prof. Shimon Benita.  For more information, visit the Immune website at www.immunepharmaceuticals.com.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that we may be unable to complete the proposed merger transaction with Immune Pharmaceuticals Ltd.; the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for AmiKet™ or crolibulin™ will not be successful; the risk that AmiKet™, Azixa® or crolibulin™ will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all; the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada; the risk that Ceplene® will not achieve significant commercial success; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$200	$172
Property and equipment, net	36	56
Total assets	$960	$1,328

Accounts payable and other accrued liabilities	$4,801	$3,512
Deferred revenue	7,662	7,810
Notes and loans payable	4,040	3,975
Total stockholders’ deficit	(16,181)	(13,969)
Total liabilities and stockholders’ deficit	$960	$1,328

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Product net revenues	$—	$577	$283	$583
Licensing and other revenues	99	6,025	192	6,260
Total revenue	99	6,602	475	6,843
Costs and expenses:
Cost of goods sold	—	396	143	396
Selling, general and administrative	927	1,384	1,737	2,815
Research and development	681	963	1,011	2,259
Total costs and expenses	1,608	2,743	2,891	5,470
Income (loss) from operations	(1,509)	3,859	(2,416)	1,373
Other income (expense):
Interest income	—	1	—	3
Foreign exchange loss	—	(521)	—	(264)
Warrant amendment expense	—	—	—	(936)
Interest expense	(175)	(380)	(363)	(743)
Other income (expense), net	(175)	(900)	(363)	(1,940)
Net income (loss) before income taxes	(1,684)	2,959	(2,779)	(567)
Income taxes	—	—	(5)	(2)
Net income (loss )	$(1,684)	$2,959	$(2,784)	$(569)
Deemed dividends on convertible preferred stock	—	(750)	—	(1,926)
Income (loss) attributable to common stockholders	$(1,684)	$2,209	$(2,784)	$(2,495)

Basic and diluted income (loss) per common share	$(0.01)	$0.03	$(0.03)	$(0.03)

Weighted average shares - Basic	113,639,424	83,772,960	110,158,277	80,414,692
Weighted average shares - Diluted	113,639,424	91,591,893	110,158,277	80,414,692

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)

	Six Months Ended June 30,
	2013	2012

Net cash used in operating activities	$(1,402)	$(2,599)
Net cash provided by investing activities	308	—
Net cash provided by financing activities	1,138	1,003
Effect of exchange rate changes on cash	(16)	(9)
Net increase (decrease) in cash and cash equivalents	28	(1,605)
Cash and cash equivalents at beginning of period	172	6,378
Cash and cash equivalents at end of period	$200	$4,773

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders’ Deficit Data
(in $000s)

	Six Months Ended June 30,
	2013	2012

Stockholders’ deficit at beginning of period	$(13,969)	$(17,146)

Net loss for the period	(2,784)	(569)
Stock-based compensation expense	88	404
Foreign currency translation adjustment	(16)	257
Share and warrant issuance	500	2,833
Warrant amendment expense	—	936
Exercise of warrants	—	728

Stockholders’ deficit at end of period	$(16,181)	$(12,557)

As of July 31, 2013, EpiCept had 114,159,030 common shares outstanding.

EpiCept expects to report interim results for the three months ending September 30, 2013 on or about November 15, 2013

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